Exhibit 99.1

CHINO COMMERCIAL BANCORP REPORTS QUARTERLY AND YEAR-TO-DATE EARNINGS

Chino, California…July 23, 2010 - The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the second quarter ended June 30, 2010 with net earnings of $14,193, an 80.7% reduction from $73,529 for the same quarter of 2009. The net earnings for the most recent quarter represent $0.02 per diluted share, as compared with $0.10 per diluted share from the same quarter last year. The Company’s profit year-to-date declined 71.2% to $55,478 or $0.08 per diluted share as compared with net earnings of $192,798 or $0.27 per dilute share for the same period last year.

Dann H. Bowman, President and Chief Executive Officer stated, “Earnings for the Bank have been relatively strong, however substantially higher provisions for possible loan losses lowered the Bank’s net profit below the same period last year.  Despite these unanticipated expenses we are very pleased with the Bank’s stability and earnings overall.  During a time when many organizations are suffering from credit problems, we are proud to report at the end of June, the Company had only two loans and three overdrafts which were delinquent more than 30 days.”

Financial Condition

Balance sheet changes in the first half of 2010 include sizeable increases in deposits, and earning assets. Total deposits increased by $10.5 million, or 11.4%, to $102.8 million at June 30, 2010 compared to December 31, 2009. The Company experienced increases in all deposit categories. Much of the growth was in NOW and money market balances which increased $5.6 million or 18.0% and non-interesting bearing deposits which increased $3.8 million or 10.7% in the first half of 2010.

Total assets increased from $103.6 million at December 31, 2009 to $113.5 million at June 30, 2010, a 9.6% increase. Investment securities increased from $7.9 million at December 31, 2009 to $19.4 million or 146.7% increase, while gross Loans declined slightly from $61.4 million to $60.2 million and due from banks time from $25.4 million to $18.5 million. Overall, earning assets increased 3.5% in the six month period ended June 30, 2010.

The Company experienced four loan losses totaling $482,565 in the first half of 2010, had two non-performing loans totaling $841,568, and one other real estate loan for $572,734 at June 30, 2010. Loans past due over 30 days consisted of four accounts totaling $21,854.

Earnings

The Company increased its provision for loan losses 93.2% or $122,937 to $250,667 for the three months ended June 30, 2010 and 257.5% or $370,471 to $514,352 for the six months ended June 30, 2010. The increased provisions in 2010 were posted to maintain larger balances in the allowance for loan losses due to the deteriorated economic conditions.  Income prior to reserve for loan losses and income tax expense was $251,122 and $159,445 for the three months ended June 30, 2010 and 2009, respectively. Income prior to reserve for loan losses and income tax expense for the six months ended June 30, 2010 and 2009 was $568,830 and $432,151, respectively.

The Company posted net interest income for the quarters ended June 30, 2010 and June 30, 2009 of $977,310 and $894,333, respectively. For the six months ended June 30, the

Company posted net interest income of $1,930,074 and $1,716,633 for 2010 and 2009, respectively. Loan interest income increased $66,340, or 6.8%, to $1,038,996 for second quarter of 2010 compared with the second quarter of 2009. The increase in interest income from loans was $251,430, or 13.5%, comparing the first half of 2010 with 2009. For the six months ended June 30, 2010, investment income decreased $21,215 or 5.0% to $400,390 as compared to the six months ended June 30, 2009.

Interest expense on deposits increased $10,595, or 4.6%, comparing the quarters ended June 30, 2010 with June 30, 2009. On a year-to-date comparison, interest on deposits increased $16,870, or 3.6%, in 2010 compared to the same period in 2009. Interest from investments increased $27,475, or 13.4% for the quarter ended June 30, 2010 compared to the same period in 2009.

Average interest-earning assets were $98.8 million with average interest-bearing liabilities of $65.3 million yielding a net interest margin of 3.94% for the six months ended June 30, 2010 as compared to average interest-bearing assets of $78.3 million with average interest-bearing liabilities of $46.5 million yielding a net interest margin of 4.42% for the six months ended June 30, 2009.

Non-interest income totaled $318,929 for the three months ended June 30, 2010, or a 26.2% increase from $252,708 earned in the second quarter of 2009. Non-interest income increased 22.5% for the six months ended June 30, 2010 at $612,762, as compared to $500,161 for the six months ended June 30, 2009. The major contributor to the increase was service charges on deposit accounts. The increase was due to increased activity as the Company has not increased its per-item service charges.

            General and administrative expenses were $1,045,117 and $1,974,043 for the three and six months ended June 30, 2010, respectively, as compared to $914,067 and $1,784,643 for the three and six months ended June 30, 2009. The increases in General and administrative expenses was mainly due to the addition in staff due to the opening of a third branch. Occupancy and equipment expense, as well as, data and item processing expenses also increased due to the addition of a third branch. Regulatory assessments expense decreased $37,137 for the quarter and $12,973 for the six months ended June 30, 2010 due to the special assessment charged in 2009 that was not repeated in 2010.

            Income tax credits were $13,738 and $1,037 for the three and six months ended June 30, 2009, as compared to expenses of $31,715 and $95,472 for the same periods of 2009.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
March 31, 2010 and December 31, 2009

	June 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$7,693,126	$3,089,300

Interest-bearing deposits in other banks	18,488,252	25,433,602
Investment securities available for sale	5,054,160	5,567,855
Investment securities held to maturity (fair value approximates
$14,593,000 at June 30, 2010 and $2,332,000 at December 31, 2009)	14,334,413	2,291,962
Total investments	37,876,825	33,293,419
Loans
Real estate	49,502,555	50,931,354
Commercial	10,012,049	9,621,310
Installment	636,196	855,564
Gross loans	60,150,800	61,408,228
Unearned fees and discounts	(11,283)	(17,887)
Loans net of unearned fees and discount	60,139,517	61,390,341
Allowance for loan losses	(1,312,972)	(1,277,526)
Net loans	58,826,545	60,112,815

Accrued interest receivable	352,312	326,206
Restricted stock	660,450	677,650
Fixed assets, net	3,770,993	3,100,183
Other real estate owned	572,734	24,861
Prepaid & other assets	3,772,566	2,956,242
Total assets	$113,525,551	$103,580,676

LIABILITIES:
Deposits
Non-interest bearing	$39,703,648	$35,872,495
Interest Bearing
NOW and money market	36,766,160	31,148,654
Savings	1,266,675	1,003,290
Time deposits less than $100,000	7,194,017	6,722,558
Time deposits of $100,000 or greater	17,841,415	17,541,461
Total deposits	102,771,915	92,288,458

Accrued interest payable	158,856	125,823
Borrowings from Federal Home Loan Bank (FHLB)	0	994,000
Accrued expenses & other payables	681,984	612,667
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	106,705,755	97,113,948
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 751,890 shares and 699,061 shares at June 30, 2010
and December 31, 2009, respectively.	2,800,822	2,498,664
Retained earnings	3,940,385	3,884,907
Accumulated other comprehensive income	78,589	83,157
Total stockholders' equity	6,819,796	6,466,728
Total liabilities & stockholders' equity	$113,525,551	$103,580,676

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the year ended
	June 30		June 30
	2010	2009	2010	2009
Interest income
Investment securities and due from banks	$231,798	$204,323	$400,390	$421,605
Interest on Federal funds sold	0	22	0	56
Interest and fee income on loans	1,038,996	972,656	2,115,443	1,864,013
Total interest income	1,270,794	1,177,001	2,515,833	2,285,674
Interest expense
Deposits	241,982	231,387	483,265	466,395
Interest on Federal funds purchased	18	2	18	115
Interest on FHLB borrowings	521	316	551	606
Other borrowings	50,963	50,963	101,925	101,925
Total interest expense	293,484	282,668	585,759	569,041
Net interest income	977,310	894,333	1,930,074	1,716,633
Provision for loan losses	250,667	127,730	514,352	143,881
Net interest income after
provision for loan losses	726,643	766,603	1,415,722	1,572,752
Non-interest income
Service charges on deposit accounts	294,500	243,876	562,140	456,837
Other miscellaneous income	8,742	(2,547)	14,824	7,054
Dividend income from restricted stock	(1,679)	(5,346)	1,457	2,815
Income from bank-owned life insurance	17,366	16,725	34,341	33,455
Total non-interest income	318,929	252,708	612,762	500,161
General and administrative expenses
Salaries and employee benefits	570,428	443,780	1,094,450	932,475
Occupancy and equipment	105,622	78,672	191,470	156,283
Data and item processing	91,800	68,285	171,840	141,766
Advertising and marketing	15,063	17,919	28,881	33,792
Legal and professional fees	39,428	45,121	84,444	90,186
Regulatory Assessments	53,557	90,694	105,750	118,723
Insurance	9,050	7,660	17,992	15,444
Directors' fees and expenses	17,095	17,451	34,418	35,658
Other expenses	143,074	144,485	244,798	260,316
Total general & administrative expenses	1,045,117	914,067	1,974,043	1,784,643
Income before income tax expense	455	105,244	54,441	288,270
Income tax expense	(13,738)	31,715	(1,037)	95,472
Net income	$14,193	$73,529	$55,478	$192,798
Basic earnings per share	$0.02	$0.10	$0.08	$0.27
Diluted earnings per share	$0.02	$0.10	$0.08	$0.26

CHINO COMMERCIAL BANCORP

Other Financial Information

CREDIT QUALITY	End of period
(unaudited)	June 30, 2010	December 31, 2009
Non-performing loans	$ 842,071	$ 1,493,919
Non-performing loans to total loans	1.40%	2.43%
Non-performing loans to total assets	0.74%	1.44%
Allowance for loan losses to loans	2.18%	2.08%

OTHER PERIOD-END STATISTICS
(unaudited	June 30, 2010	December 31, 2009
Shareholders equity to total assets	6.01%	6.24%
Loans to deposits	58.53%	66.54%
Non-interest bearing deposits to total deposits	38.63%	38.87%

	For the three months ended		For the six months ended
	June 30		June 30
	2010	2009	2010	2010
KEY FINANCIAL RATIOS
(unaudited)
Return on average equity	0.88%	4.78%	0.86%	6.23%
Return on average assets	0.05%	0.32%	0.10%	0.44%
Net interest margin	3.88%	4.39%	3.94%	4.42%
efficiency ratio	80.63%	79.69%	77.63%	80.51%
Net chargeoffs to average loans	0.55%	0.00%	0.78%	0.00%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 113,841	$ 91,270	$ 112,431	$ 87,733
Average interest-earning assets	$ 100,976	$ 81,633	$ 98,752	$ 78,324
Average gross loans	$ 60,816	$ 53,188	$ 61,149	$ 51,086
Average deposits	$ 102,492	$ 80,250	$ 100,903	$ 76,817
Average equity	$ 6,452	$ 6,175	$ 6,465	$ 6,201